Exhibit F

VOTING AND NOMINATION AGREEMENT

This Voting and Nomination Agreement, effective as of December 29, 2022 (this “Agreement”), is by and among the persons and entities listed on Schedule A hereto (collectively, the “MB Group”, and individually a “member” of the MB Group) and Centrus Energy Corp. (the “Company”). In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Warrant Extension. The Company agrees to amend and restate that certain Amended and Restated Warrant to Purchase Common Stock of Centrus Energy Corp., dated October 17, 2022 (the “Warrant”), to extend the term of the Warrant to February 5, 2024, subject to the other terms of the Warrant (as so amended and restated, the “New Warrant”).

2. Agreements of MB Group. Each member of the MB Group and each Permitted Transferee shall, at the Company’s 2023 and 2024 annual meetings of stockholders and at any other vote by the holders of Common Stock (as defined below) (collectively, the “Annual and Other Meetings”), (i) cause, in the case of all Common Stock owned of record, and (ii) instruct and cause the record owner, in the case of all shares of Common Stock of which MB Group is a Beneficial Owner (as defined below), but not owned of record, directly or indirectly, by it, or by any MB Affiliate (as defined below), as of the applicable record date, in each case entitled to (i) be present for quorum purposes, and (ii) vote, as follows:

(a) for all directors nominated by the Board for election,

(b) for all other proposals, in accordance with the recommendation of the Board, and

(c) for any Company proposed adjournments thereof.

3. Permitted Transfers. During the term of this Agreement, each member of the MB Group agrees that it shall not directly or indirectly gift, sell, dispose or otherwise transfer any shares of Common Stock held or owned by such person as of the date hereof unless such MB Group member ensures that any transferee will follow the voting agreements contemplated by Section 2 hereof with respect to the shares of Common Stock acquired by such transferee from the MB Group member and such transferee enters into an agreement with the Company to such effect (each such transferee, a “Permitted Transferee”); provided that the foregoing shall not apply to (i) any sale or disposition of Common Stock on a national securities exchange or (ii) any sale or disposition of Common Stock underlying the New Warrant to any person that is not affiliated, associated or otherwise related to any member of the MB Group.

4. Public Announcements. No earlier than 8:30 a.m., New York City time, on the [first] trading day after the date hereof, the Company shall announce this Agreement and the material terms hereof by means of a press release reasonably satisfactory to the parties (in the form so released, the “Press Release”) and file the Press Release with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K. Neither the Company nor the MB Group shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Press Release and Form 8-K, except as required by law or the rules of any stock exchange or with the prior written consent of the other party. The Company acknowledges that the MB Group will comply with its obligations under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules thereunder, and intends to file this Agreement as an exhibit to its Schedule 13D.

5. Representations and Warranties of All Parties. Each of the parties represents and warrants to the other party that:

(a) Such party has all requisite company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and

(b) This Agreement has been duly and validly authorized, executed and delivered by it and is a valid and binding obligation of such party, enforceable against such party in accordance with its terms; and this Agreement will not result in a violation of any terms or conditions of any agreements to which such person is a party or by which such party may otherwise be bound or of any law, rule, license, regulation, judgment, order or decree governing or affecting such party.

6. Representations and Warranties of MB Group. Each member of the MB Group jointly represents and warrants that, as of the date of this Agreement, (i) they are collectively the Beneficial Owners of an aggregate of 1,672,776 shares of Common Stock (as defined below) and (ii) except for such ownership, no member of the MB Group, individually or in the aggregate with all other members of the MB Group and all controlled affiliates of the members of the MB Group (such controlled affiliates, collectively and individually, the “MB Affiliates”), is the Beneficial Owner of, and/or has economic exposure to, Class A common stock, par value $0.10 per share, of the Company (the “Common Stock”). For purposes of this Agreement, “Beneficial Owner” shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

7. Miscellaneous. The parties hereto recognize and agree that if for any reason any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that in addition to other remedies the other party shall be entitled to at law or equity, the other party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement exclusively in the Court of Chancery or other federal or state courts of the State of Delaware. In the event that any action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law. Furthermore, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery or other federal or state courts of the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Court of Chancery or other federal or state courts of the State of Delaware, and each of the parties irrevocably waives the right to trial by jury, (d) agrees to waive any bonding requirement under any applicable law, in the case any other party seeks to enforce the terms by way of equitable relief and (e) irrevocably consents to service of process by

2

a reputable overnight mail delivery service, signature requested, to the address of such party’s principal place of business or as otherwise provided by applicable law. This agreement shall be governed in all respects, including without limitation validity, interpretation and effect, by the laws of the state of Delaware applicable to contracts executed and to be performed wholly within such state without giving effect to the choice of law principles of such state.

3

8. No Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

9. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

10. Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.

11. Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

12. Successors and Assigns. This Agreement shall not be assignable by any of the parties to this Agreement. This Agreement, however, shall be binding on successors of the parties hereto.

13. No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and is not enforceable by any other persons.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

CENTRUS ENERGY CORP.

By: Philip Strawbridge
Title: Senior Vice President, Chief Financial Officer, Chief Administrative Officer, and Treasurer

[Signature Page to Voting Agreement]

MORRIS BAWABEH

KULAYBA LLC

By: Morris Bawabeh
Title: Sole Member

M&D BAWABEH FOUNDATION, INC.

By: Morris Bawabeh
Title: President

[Signature Page to Voting Agreement]

Schedule A

MORRIS BAWABEH

KULAYBA LLC

M&D BAWABEH FOUNDATION, INC.

S-1